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Attached to cover page:



     Please see page 47 for Supplement dated November 15, 1996 to this Eastco Industrial Safety Corp. Prospectus dated October 10, 1996.


             The date of this Supplement is November 15, 1996.






Attached to page 47:



               SUPPLEMENT TO EASTCO INDUSTRIAL SAFETY CORP.
                     PROSPECTUS DATED OCTOBER 10, 1996


     Pursuant to the Rights Offering, 11,517 Units were subscribed for by shareholders of the Company. There have been no transactions by Royce Investment Group, Inc. (the "Underwriter") as principal during the Subscription Period.

     Since the number of unsubscribed Units to be purchased by the Underwriter is greater than 300,000 Units, the Underwriter's Optional Units are void. The Underwriter will purchase 692,074 Units at Closing, which is scheduled for November 15, 1996.

     The Underwriter has advised the Company that it will sell 350,000 of the 692,074 Units to Continental Broker-Dealer Corp. ("Continental"), Carle Place, New York, and that it may sell additional Units to Continental or other broker/dealers. Continental and any other broker/dealer who purchases Units from the Underwriter may be deemed an "Underwriter" as that term is defined under the Securities Act of 1933, as amended.


             The date of this Supplement is November 15, 1996.